Exhibit 99.1

pdvWireless Reports First Quarter Results

pdvWireless Announces New Time for Conference Call and Earnings Release

and Delayed Filing of its Form 10-Q for the quarter ended June 30, 2018

WOODLAND PARK, N.J., 8/9/2018- pdvWireless, Inc. (NASDAQ: PDVW) announced that it will issue its fiscal 2019 first quarter financial results before the market opens on Friday, August 10, 2018. The Company will host a conference call to discuss its results at 8:30 a.m. ET on the same day. Interested parties can participate in the call by dialing 888-267-2845 and using the conference code 573228. A replay of the call will be available on the Company’s Investor Relations webpage until August 23, 2018 which can be accessed at https://www.pdvwireless.com/events/.

Delayed Filing of Form 10-Q

The Company also announced that it has delayed the filing of its quarterly report on Form 10-Q for the quarter ended June 30, 2018 by the August 9th deadline.  The Company is finalizing the proper revenue recognition timing for revenues associated with a spectrum licensing arrangement in accordance with Accounting Standards Codification Revenue, 606, Revenue from Contracts with Customers, which became effective for the Company on April 1, 2018.  As a result, the Company has not yet completed all activities required to file its Form 10-Q for the quarter ended June 30, 2018.

Restated Financial Statements

The Company also filed restated financial statements for the quarter ended December 31, 2017 (the “Third Quarter”) and the year ended March 31, 2018 (“Fiscal 2018”).  In connection with preparing its financial statements for the quarter ended June 30, 2018, the Company determined that it incorrectly interpreted the effective date of a change to the accounting treatment of the net operating losses (“NOLs”) it incurred during Fiscal 2018 in accordance with the new tax laws in the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “TCJA”).

Specifically, the Company determined that, based on the current language of the TCJA, the correct accounting treatment for the NOLs it generated during Fiscal 2018 is to apply an indefinite carryforward period to these NOLs, rather than a 20-year carryforward period.  Applying an indefinite life to the NOLs enables the Company to utilize an increased amount of NOLs to offset the deferred tax liability created by the Company’s amortization of its indefinite-lived intangible assets.  The Company determined that it should recognize an additional deferred tax benefit of $5.6 million for the Third Quarter and $6.0 million for Fiscal 2018.

Although these changes are non-cash items and do not change the Company’s reported operating revenues or reported operating costs and expenses, the Company’s Audit Committee determined that these changes have a material impact on the as filed financial statements for the Third Quarter and Fiscal 2018, and as a result, the restatement of these periods was required.

 Investor Relations Contacts:

Natasha Vecchiarelli Director of Corporate Communications pdvWireless, Inc. 973-531-4397 nvecchiarelli@pdvwireless.com